UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

iShares, Inc.

iShares Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

We are writing to inform you that your clients who hold shares in the iShares Funds may be contacted over the next few weeks regarding important shareholder meetings.

Barclays Global Fund Advisors (the “Adviser”), the adviser to the iShares Funds, is being acquired by BlackRock, Inc. Upon the closing of the BlackRock transaction, the current investment advisory agreements between the Adviser and each iShares Fund will automatically terminate. As a result, iShares Funds shareholders, through a shareholder proxy proposal, are being asked to approve a new investment advisory agreement between the Adviser and each iShares Funds. In addition to the advisory agreement proposal, shareholders of the iShares Funds are being asked to elect a Board of Directors/Trustees of the iShares Funds and shareholders of certain iShares Funds are being asked to vote on an additional proposal at two separate shareholder meetings scheduled for November 4, 2009.

Please see the attached Questions and Answers for Shareholders and Proxy Statement for additional detail on the shareholder meetings and proposals.

On September 8, 2009, the iShares Funds began e-mailing and mailing proxy packages to shareholders with important information regarding these proposals. Beginning this week, Broadridge Financial Services (“Broadridge”) and DF King, our proxy solicitation firms, will begin actively soliciting shareholder participation via e-mails, letters, and phone calls. Shareholders encouraged to call Broadridge at 1-866-450-8471 or DF King at 1-800-735-3428 to vote their shares. Agents are available from Monday through Friday, 9:30 am to midnight and Saturday from 10:00 am to 9:00 pm. All times are Eastern.

We appreciate any assistance you may be able to offer your clients and our shareholders. Members of the BGI iShares proxy team and/or DF King are available to meet with you to discuss the proxy proposals in more detail.

Please do not hesitate to call Firouzeh Attwood at (415) 402-4979 or Rebecca Sagalyn at (415) 875-4812 if you have any questions.